Exhibit D

FISCAL AGENCY AGREEMENT

Between

FMS WERTMANAGEMENT

and

THE BANK OF NEW YORK MELLON,

                                               Fiscal Agent

and

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,

                                                                                        Listing Agent

Dated as of [—]

Debt Securities

FISCAL AGENCY AGREEMENT, dated as of [—], between FMS WERTMANAGEMENT (“FMS-WM”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as fiscal agent (the “Fiscal Agent”), principal paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”) and registrar (the “Registrar”) and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg listing agent (the “Listing Agent”) and Luxembourg local agent (the “Luxembourg Local Agent”).

1. Fiscal Agent; Paying Agent; Transfer Agent; Registrar; Listing Agent; Luxembourg Local Agent. FMS-WM hereby appoints The Bank of New York Mellon acting through its corporate trust office at 101 Barclay Street, New York, NY 10286, in the Borough of Manhattan, City and State of New York, as Fiscal Agent, Paying Agent, Transfer Agent and Registrar in respect of the Notes (as defined in Section 2 hereof) upon the terms and subject to the conditions herein set forth, and The Bank of New York Mellon hereby accepts such appointments. FMS-WM hereby appoints The Bank of New York Mellon (Luxembourg) S.A., acting through its office at Vertigo Building - Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, as Listing Agent and Luxembourg Local Agent in respect of the Notes upon the terms and subject to the conditions herein set forth, and The Bank of New York Mellon (Luxembourg) S.A. hereby accepts such appointments. The Luxembourg Local Agent shall keep the copies of the transaction documents in respect of the Notes and the financial statements of FMS-WM, in each case as provided by FMS-WM, on file and available for inspection by the holders or potential investors in the Notes. Each of Fiscal Agent, Paying Agent, Transfer Agent, Registrar Listing Agent and Luxembourg Local Agent are referred to severally as an “Agent” and, collectively, as the “Agents.” The terms Agent or Agents, as the case may be, shall include any successor or successors of any such Agent and any additional agents qualified and appointed in accordance with Section 6 hereof. The Agents shall have the powers and authority granted to and conferred upon them in the Notes and hereby and such further powers and authority to act on behalf of FMS-WM as FMS-WM may hereafter grant to or confer upon them and as agreed to by the Agents. All of the terms and provisions with respect to such powers and authority contained in the Notes are subject to and governed by the terms and provisions thereof.

2. Execution, Authentication and Delivery, Dating and Exchanges of any Global Notes for Definitive Notes. (a) FMS-WM has authorized the issuance from time to time of its unsecured notes (the “Notes”), to be issued in one or more series in fully registered form without interest coupons. The Notes of a series will be represented initially by Global Notes substantially in the form of Exhibit A hereto or such other form specified by FMS-WM that is consistent with the pricing supplement and the prospectus supplement applicable to Notes of such series.

(b) The Notes shall be executed on behalf of FMS-WM by such official or officials of FMS-WM, whose signatures may be manual or facsimile, as FMS-WM shall designate. Notes bearing the manual or facsimile signature of any person so authorized shall bind FMS-WM, notwithstanding that such person has ceased to be the official so authorized to execute the Notes prior to the authentication and delivery of the Notes or was not such official at the date of the Notes.

(c) The Registrar shall, upon receipt of Notes executed on behalf of FMS-WM together with a written order or orders to authenticate and deliver Notes in a stated aggregate principal amount, (i) authenticate and register not more than the said aggregate principal amount of Notes and deliver them in accordance with the written order or orders of FMS-WM and (ii) thereafter authenticate, register and deliver Notes in accordance with the provisions therein or hereinafter set forth. All Notes shall be dated the date of their authentication by the Registrar.

(d) Except as provided in Section 2(f) hereof, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive registered form (the “Certificated Notes”).

(e) Certificated Notes will be issued to owners of beneficial interests in the Global Notes, respectively, in exchange for their beneficial interests in the relevant Global Note only, if:

(i)	DTC notifies FMS-WM that it is unwilling or unable to continue as depositary for Global Notes of a particular series and a successor depositary which shall be a clearing agency registered under the Securities Exchange Act of 1934, as amended, is not appointed by FMS-WM within 90 days of such notice; or

(ii)	an Event of Default (as defined in the Notes of the applicable series) has occurred and is continuing and the Registrar has received a request for exchange from DTC.

(f) Upon the occurrence of either event described in clauses (i) and (ii) of Section 2(e) above, DTC shall promptly surrender the Global Notes evidencing Notes of the applicable series then remaining outstanding for exchange by the Registrar into Certificated Notes of the same series of Notes in an aggregate principal amount equal to the then-outstanding principal amount of such series of Notes represented by the surrendered Global Notes. Such Certificated Notes will be executed by FMS-WM, and will be authenticated by the Registrar and registered in the names, addresses and denominations (in denominations of $200,000 and integral multiples of $1,000 in excess thereof) provided in a written notice to be given by DTC to the Registrar at least five business days prior to the date of exchange (which notice shall also specify the taxpayer identification number, if any, of each holder). Such Certificated Notes will be delivered to or on behalf of DTC for delivery to its participants. The Registrar shall promptly cancel and deliver to FMS-WM the surrendered Global Notes.

3. Payment and Cancellation. (a) In order to provide for the payment of principal of and interest on the Notes as the same shall become due and payable, FMS-WM hereby agrees to pay to the Paying Agent by wire transfer of immediately available funds for credit to the account of the Paying Agent as specified in Section 3(c) of this Agreement prior to 10:00 a.m., New York City time, on each interest payment date or the maturity date (including a date fixed for redemption) of Notes in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, an amount in cash which (together with any cash then held by the Paying Agent and available for the purpose) shall be sufficient to pay the principal and/or interest, as the case may be, becoming due on such date; provided, however, that if such date is not a business day, FMS-WM shall make such payment on such other date on which the relevant payment of principal and/or interest is due pursuant to Section 3 of the Terms and Conditions of the Notes. The Paying Agent shall apply such amounts to the payment due on such date and, pending such application, such amounts shall be held in trust by the Paying Agent for the benefit of the persons entitled thereto.

(b) Unless payments provided under Section 3(a) hereof shall be debited from a bank account held by FMS-WM with the Paying Agent and designated in writing by FMS-WM, as the case may be, to the Paying Agent from time to time (but at least two Business Days prior to the due date of such payments or such fewer days as the Paying Agent may at its own discretion accept), FMS-WM shall procure that the bank through which any payments due hereunder are to be made will supply the Paying Agent by 10:00 a.m., New York City time, one business day prior to the due date for any such payment, an irrevocable confirmation (by facsimile to +44 (0) 207 964 2536) of its intention to make such payment.

(c) Subject to the FMS-WM’s compliance with Section 3(a) hereof, and subject to and in accordance with the terms of the Notes, the Paying Agent will pay or cause to be paid on behalf of FMS-WM, as the case may be, on and after each due date therefor the amounts due in respect of each series of Notes. Pending such payment, amounts received by the Paying Agent for such payment will be held in trust by the Paying Agent, as the case may be, for the benefit of the persons entitled thereto. If any payment provided for in Section 3(a) hereof is made late but otherwise in accordance with this Agreement, the Paying Agent will nevertheless endeavor to make such payment in respect of the Notes. If the Paying Agent pays out any amount due in respect of the Notes before receipt of the amount due under Section 3(a), FMS-WM shall on demand reimburse the Paying Agent for the relevant amount and pay interest to the Paying Agent on such amount that is outstanding from the date on which it is paid out to the date of reimbursement at the rate per annum equal to the cost to the Paying Agent’s cost of funding the amount paid out, as certified by the Paying Agent. Any such interest shall be compounded daily. However, unless and until the full amount of any such payment has been made to the Paying Agent, the Paying Agent, as the case may be, will not be bound to make such payments.

All sums payable to the Fiscal Agent hereunder shall be paid to such account with such bank as the Fiscal Agent may from time to time notify FMS-WM not less than three business days before any such sum is due and payable. Unless otherwise provided in the Notes of a series, payment of principal and interest on the Global Notes shall be made by the Paying Agent to Cede & Co. in accordance with the regular procedures established from time to time by the Depositary Trust Company (“DTC”). Payment of principal in respect of Notes of a series in definitive registered form shall be made at the office of the Paying Agent in the City of New York. Payment of interest in respect of such Notes due prior to or at maturity will be made by forwarding by mail or otherwise delivering a check to the registered addresses of registered holders of Notes, or by wire transfer or otherwise deliver transferring funds to the registered holders of the Notes. Such check shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint holders (failing instructions from them to the contrary) and shall be sent to the address of that one of such joint holders whose name stands first in the register as one of such joint holders. The Paying Agent shall mail or otherwise deliver such checks to the names and addresses of registered holders of Notes of a series, or otherwise deliver sufficiently in advance of the relevant due date for payment that receipt of such checks by registered holders on or before the due date is reasonably assured. At the request of a registered holder of more than $1,000,000 principal amount (or the equivalent thereof in another currency or currency unit) of Notes of a series, payments of principal or interest in respect of such Notes may be made to such holder by wire transfer to an account specified by such registered holder. In any case where a Payment Date shall not be a business day at any place of payment, then the relevant payment need not be made on such date at such place but may be made on the next succeeding day which is a business day at such place, with the same force and effect as if made on the date for such payment, and no additional interest in respect of such Payment Date shall accrue for the period from and after such Payment Date. In no event shall any Agent be required to use its own funds in making any payment on the Notes.

(d) FMS-WM shall have the right to require a holder of a Note, as a condition of payment of the principal of or interest on such Note, to present (by mail, courier, facsimile or otherwise) at such place as FMS-WM shall designate a certificate in such form as FMS-WM may reasonably from time to time prescribe, to enable FMS-WM to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which FMS-WM or the Fiscal Agent may be required to deduct or withhold from payments in respect of such Note under any present or future law of the United States, or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. FMS-WM shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination.

(e) All Notes delivered to the Fiscal Agent or the Registrar for cancellation as provided herein or in the Notes, or surrendered in exchange for other Notes, shall, to the extent applicable, be forwarded by the Fiscal Agent to the Registrar and shall be cancelled and disposed of by the Registrar or such other person as may be designated by FMS-WM, which shall thereupon furnish certificates of such destruction to FMS-WM.

4. Exchange and Registration of Transfer of Notes. (a) The Fiscal Agent is hereby authorized from time to time in accordance with the provisions of the Notes of a series and of this Section to authenticate and deliver Notes in exchange for or in lieu of Notes with the same maturity and of like form which become mutilated, destroyed, stolen or lost and as provided in the text of the Notes, provided the Fiscal Agent is given an indemnity or security by the registered holder of the mutilated, destroyed, stolen or lost Note satisfactory to the Fiscal Agent.

Each Note authenticated and delivered upon any transfer or in exchange for or in lieu of the whole or any part of any Note shall carry all the rights to interest accrued and unpaid and to accrue which were carried by the whole or such part of such Note, and notwithstanding anything to the contrary herein contained, such new Note shall be so dated that neither gain nor loss in interest shall result in such transfer, exchange or substitution.

(b) The Registrar, as agent of FMS-WM, shall maintain at its corporate trust office in The City of New York, State of New York, United States of America, a register for the Notes of each series for the registration and registration of transfers of such Notes. Upon presentation at said office of the Registrar of any Note, accompanied by a written instrument of transfer in form acceptable to the Registrar, executed by the registered holder, in person or by attorney thereunto duly authorized, such Note or Notes shall be transferred upon the register for the Notes of such series and a new Note shall be authenticated and issued in the name of the transferee. Transfers and exchanges of Notes of a series shall be subject to such restrictions as shall be set forth in the text of the Notes of such series and such reasonable regulations as may be prescribed by FMS-WM.

(c) No service charge shall be made to any holder for any such registration, registration of transfer or exchange of Notes of a series unless otherwise provided by the provisions of the Notes of such series, but FMS-WM or the Registrar may require payment of a sum sufficient to cover any stamp or other tax or governmental charge in connection therewith and any additional amounts required to be paid by the provisions of the Notes of such series.

(d) The Transfer Agent and the Registrar may decline to exchange or register the transfer of any Note of any series during the period of 15 days, or such other period as may be set forth in the provisions of the Notes of such series, preceding (i) the due date for any payment of principal of or interest on such Note or (ii) the date on which such Note is scheduled for redemption.

5. Conditions of the Agents’ Obligations. The Agents accept their obligations herein set forth, upon the terms and conditions hereof, including the following, to all of which FMS-WM agrees and to all of which the rights hereunder of the holders from time to time of the Notes shall be subject:

(a) Compensation and Indemnification. The Bank of New York Mellon, as Agent, shall be entitled to the compensation and expenses (including those of its agents and counsel) as may be agreed between FMS-WM and

The Bank of New York Mellon from time to time (the “Compensation”) for all services rendered by The Bank of New York Mellon and its affiliates pursuant to this Agreement, and FMS-WM agrees to promptly pay such Compensation to The Bank of New York Mellon, and FMS-WM need not concern itself with the apportionment among the Agents of such payment. The obligations of the FMS-WM under this Subsection 5(a) shall survive payment of the Notes, the resignation or removal of the Agents or the termination of this Agreement.

FMS-WM hereby agrees to indemnify the Agents (including their respective officers, directors and employees) for, and to hold them harmless against, any liability, action, suit, judgment, demand or damage, (A) incurred without negligence, willful misconduct, bad faith or fraud on their part, and (B) arising out of this Agreement or any Note of any series, in connection with their acting as Agents of FMS-WM hereunder. The Agents shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken by them in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement, electronic mail, facsimile or other paper or document reasonably believed by them, in good faith to be genuine and to have been presented, signed or sent by an authorized representative of FMS-WM.

The obligations of FMS-WM and the Agents under this Subsection 5(a) shall survive the payment of the Notes and the resignation or removal of any of the Agents.

(b) Agent for FMS-WM. In acting under this Agreement and in connection with the Notes, the Agents are acting solely as agents of FMS-WM and do not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Notes except that all funds held by the Paying Agent for payment of the principal of and interest on any outstanding Notes shall be held in trust, but need not be segregated from other funds except as required by law, and shall be applied as set forth herein and in such Notes; provided, however, that any monies held for the payment of the principal of (or premium, if any, on) or interest on any Notes remaining unclaimed at the end of two (2) years, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to FMS-WM upon its written request, as provided in the Notes. Upon such repayment all liability of the Paying Agent with respect to such monies shall cease.

(c) Counsel / Delegates. Any Agent may consult with counsel satisfactory to it, who may be counsel to FMS-WM, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Any Agent may delegate the performance of any of its obligations to a delegate. Such Agent shall not be responsible for acts or omissions of such delegates, provided that the Agent has selected the delegate with due care and unless such delegate is an affiliate of The Bank of New York Mellon.

(d) Documents. Each Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Note or coupon, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it (i) to be genuine and (ii) to have been passed or signed by the proper parties.

(e) Certain Transactions. Any Agent, its officers, directors and employees, may become the owner of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not an Agent hereunder, and it or they may engage or be interested in any financial or other transaction with FMS-WM and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes of FMS-WM as freely as if it were not an Agent hereunder.

(f) No Liability for Interest. Subject to any agreement between FMS-WM and the Agents to the contrary, the Agents shall not be under any liability for interest on any monies received by them pursuant to any of the provisions of this Agreement or the Notes; provided, however, that if an Agent receives monies on a timely basis from FMS-WM pursuant to Section 3 hereof and fails to pay such monies in accordance with this Agreement, such Agent shall be liable for any interest due to such person in whose name the relevant Note of a series is registered on the relevant record date, such Agent shall be liable for any interest due to such person as a result of such late payment if such late payment constitutes a breach of the standard of care set forth in Section 5(a) hereof.

(g) No Liability for Invalidity. The recitals contained in the Notes (except in the certificate of authentication of a duly authorized officer or a duly appointed signatory of the Fiscal Agent) shall be taken as the statements of

FMS-WM, and the Agents assume no responsibility for the correctness of the same. The Agents do not make any representation (other than with respect to themselves) as to the validity or sufficiency of this Agreement or the Notes, except each Agent’s due authorization, execution and delivery of this Agreement. The Agents shall not be accountable for the use or application by FMS-WM of any of the Notes or the proceeds thereof.

(h) No Implied Obligations. The obligations of the Agents are several and not joint. The Agents shall be obligated to perform such duties and only such duties as are herein and in the Notes specifically set forth and no implied duties or obligations shall be read into this Agreement or any of the Notes against the Agents. The Agents shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Agents shall not be accountable or under any duty or responsibility for the use by FMS-WM of any of the Notes authenticated by the Registrar and delivered by it to FMS-WM pursuant to this Agreement or for the application by FMS-WM of the proceeds of any of the Notes. The Agents shall have no duty or responsibility in case of any default by FMS-WM in the performance of its covenants or agreements contained in any of the Notes or in the case of the receipt of any written demand from a holder of a Note with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to accelerate the maturity of any of the Notes or to initiate or attempt to initiate any proceedings at law or otherwise, or to make any demand for the payment thereof upon FMS-WM.

6. Resignation or Termination and Appointment of Successor. (a) FMS-WM agrees, for the benefit of the holders from time to time of the Notes, that there shall at all times be a Fiscal Agent hereunder which shall be a bank or trust company organized and doing business under the laws of the United States of America or the State of New York, in good standing and having an established place of business in The City of New York, State of New York, U.S.A., and authorized under such laws to exercise corporate trust powers, until all the Notes authenticated and delivered hereunder (i) shall have been delivered to the Fiscal Agent or Registrar for cancellation or (ii) become due and payable and monies sufficient to pay the principal thereof and interest due thereon shall have been made available to the Paying Agent and either paid to the persons entitled thereto or returned to FMS-WM as provided herein and in such Notes.

(b) Any Agent may at any time resign as such agent by giving written notice to FMS-WM (and to the Fiscal Agent, in the case of the resignation of an Agent other than the Fiscal Agent) of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall not be less than 60 days after the date on which such notice is given unless FMS-WM agrees to accept less notice. If FMS-WM fails to appoint a successor agent within ten days before the expiry of such 60 days’ notice period, such Agent may, at the expense of FMS-WM, select a replacement Agent. Any Agent hereunder may be removed at any time and for any reason by the filing with it of an instrument in writing signed by or on behalf of FMS-WM and specifying such removal and the date when it shall become effective, provided that such date shall not be less than 60 days after the date on which such notice is given unless such Agent agrees to accept less notice. Any resignation or removal of any Agent shall take effect upon the appointment by FMS-WM, as hereinafter provided, of a successor agent and the acceptance of such appointment by such successor. Upon its resignation or removal, the Agent shall be entitled to the payment by FMS-WM of the compensation agreed to under Section 5(a) hereof for, and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with, the services rendered hereunder by the Agent.

(c) In case at any time any Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of any Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor agent, qualified as aforesaid under Subsection 6(a), shall be appointed by FMS-WM by an instrument in writing, filed with the successor agent. Upon the appointment as aforesaid of a successor agent and acceptance of such appointment, the Agent so superseded shall cease to be such Agent hereunder.

(d) Any successor agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to FMS-WM an instrument accepting such appointment hereunder, and thereupon such successor agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor, with like effect as if originally named as such Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Agent hereunder. FMS-WM shall give notice thereof to holders of the Notes in accordance with the text of the Notes.

(e) Any corporation or bank into which any Agent hereunder may be merged or converted or any corporation or bank with which any Agent may be consolidated, or any corporation or bank resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any corporation or bank to which any Agent shall sell or otherwise transfer all or substantially all of the assets of its corporate trust business, provided that such corporation or bank shall be qualified as aforesaid under Subsection 6(a), shall be the successor of such Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7. Further Issues. FMS-WM may from time to time, without notice to or the consent of the registered holders of the Notes of a series, create and issue further Notes ranking pari passu with the Notes of such series in all respects (or in all respects except for issue date, issue price and, if applicable, the first interest payment thereon) and such further Notes shall be consolidated and form a single series with the Notes of such series outstanding. Any further Notes shall be issued with the benefit of this Agreement.

8. Payment of Taxes. (a) FMS-WM will pay all stamp and other duties, if any, to which, under the laws of the United States of America or other applicable law, this Agreement or the issuance of any series of Notes may be subject.

(b) The Paying Agent shall have the right to require a Holder of a Security, as a condition of payment of the principal of or interest on such Security, to present (by mail, courier, facsimile or otherwise) at such place as the Paying Agent shall designate a certificate in such form as the Paying Agent may reasonably from time to time prescribe, to enable the Paying Agent to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Paying Agent or the Fiscal Agent may be required to deduct or withhold from payments in respect of such Security under any present or future law of the United States, or any regulation of any taxing authority thereof, including, without limitation, Section 1471(b) of the US Internal Revenue Code of 1986 (the Code) or as otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”) and (ii) any reporting or other requirements under such laws or regulations. The Paying Agent shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination.

(c) Entitlement to withhold. The Bank of New York Mellon shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax.

9. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

10. Appointment of Agent for Service. FMS-WM has appointed Corporation Service Company in The City of New York with a current address at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent (the “Authorized Agent”) upon which process may be served in any action arising out of or based on this Agreement or the Notes which may be instituted in any State or Federal court in The City and State of New York by any Agent or the holder of a Note, and, subject to the last sentence of this Section 10, FMS-WM expressly accepts the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable as long as the Notes remain outstanding unless and until the appointment of a successor as FMS-WM’s Authorized Agent and such successor’s acceptance of such appointment shall have occurred. FMS-WM will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent at the address indicated herein, or at such other address in The City of New York, State of New York, U.S.A., as may be the office of the Authorized Agent at the time of such service, and written notice of such service to FMS-WM (mailed or delivered to FMS-WM at its address set forth in Section 13 hereof) shall be deemed, in every respect, effective service of process upon FMS-WM. Upon receipt of such service of process, the Authorized Agent shall advise FMS-WM promptly by electronic mail or facsimile of its receipt thereof but the failure to so advise shall not effect the validity or timeliness of service effected as set forth in the preceding sentence. Notwithstanding the foregoing, any action arising out of or based on the Notes may also be instituted by the holder of a Note in any competent court in the Federal Republic of Germany, to the extent permitted by German law. Subject to the foregoing sentence, each of FMS-WM and the Agents hereby irrevocably submits to the jurisdiction of any State or Federal court in The City and State of New York in any suit, action or proceeding arising out of or relating to this Agreement or the Notes of any series.

Notwithstanding anything in this Agreement or in the Notes to the contrary, such appointment of an authorized agent for service of process shall not be interpreted to include actions brought under the United States Federal securities laws.

11. Amendment. This Agreement may be modified or amended by the parties hereto, without the consent of the holder of any Note, for the purpose of adding to the covenants of FMS-WM for the benefit of such holders, surrendering any right or power conferred upon FMS-WM, securing the Notes of a series pursuant to the requirements of the Notes of such series or otherwise, effecting the issue of further Notes as described in Section 7, curing any ambiguity, correcting or supplementing any defective provision contained herein, or in regard to matters or questions arising under this Agreement as FMS-WM in its written opinion to the Fiscal Agent may deem necessary or desirable, provided such action shall not adversely affect in any material respect the interests of the holders of the Notes of such series at the time outstanding; it being understood that the Agents shall have no responsibility or obligation to determine whether any such action shall have an adverse effect on the interests of the holders of the Notes.

The holders of Notes of a series may agree with FMS-WM (i) on amendments of the terms or conditions contained in the Notes of such series or this Agreement which do not relate to any of the matters listed under (ii) upon the affirmative vote by the holders of Notes of such series representing not less than 50% in aggregate principal amount of the Notes of such series then outstanding; and (ii) on amendments of the terms and conditions of the Notes of such series or this Agreement which relate to the matters listed below under (a) through (i) upon the affirmative vote by the holders of Notes of such series representing not less than 75% in aggregate principal amount of the Notes of such series then outstanding: (a) changes in the due date for the payment of interest or reduction or elimination of the interest rate on the Notes of such series; (b) changes in the due date for the payment of the principal on the Notes of such series; (c) reduction of the principal amount on the Notes of such series; (d) subordination of outstanding amounts payable under the Notes of such series in insolvency proceedings of FMS-WM; (e) conversion or exchange of the Notes of such series into equity securities or other types of securities of FMS-WM; (f) exchange and release of collateral on the Notes of such series, if any; (g) change in the currency of the Notes of such series; (h) waiver of or limitations on termination rights of the holders of Notes of such series; and (i) substitution of FMS-WM. Such resolutions voted by the applicable majority of the holders of Notes of a series shall be binding on all holders of Notes of such series. Amendments made to the terms or conditions contained in the Notes of a series or this Agreement which do not provide for identical conditions for all holders of Notes of such series shall be void, unless the disadvantaged holders of Notes of such series have given an express consent to such unequal conditions. Notwithstanding the foregoing, FMS-WM and the Fiscal Agent may, without the vote or consent of any holder of Notes, amend this Agreement and the Notes for the purpose of (a) adding to the covenants of FMS-WM for the benefit of the holders of the Notes, (b) surrendering any right or power conferred upon FMS-WM, (c) securing the Notes pursuant to the requirements of the Notes or otherwise, (d) curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or (e) amending this Agreement or the Notes of any series for any purpose that FMS-WM may consider necessary or desirable that does not adversely affect the interests of the holders of the Notes of that series in any material respect.

12. Forwarding of Notices. If any Agent shall receive any notice or demand addressed to FMS-WM by the holder of a Note pursuant to the provisions of the Notes, such Agent shall promptly forward such notice or demand to FMS-WM.

13. Notice. Any notice given pursuant to this Agreement shall be deemed to have been given when deposited in the mail as first-class registered or certified air mail, postage prepaid, sent by courier using an internationally recognized courier service, or when hand delivered or sent by telecopy (a) if to FMS-WM, to FMS-WERTMANAGEMENT, Prinzregentenstraße 56, 80538 Munich, Federal Republic of Germany, Attention: Capital Markets Funding and (b) if to Fiscal Agent, Paying Agent, Transfer Agent or Registrar, to The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom Attention: Corporate Trust Administration and (c) if to Listing Agent or Luxembourg Local Agent, to The Bank of New York (Luxembourg) S.A., Vertigo Building – Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg Attention: Listing Agent / Luxembourg Local Agent; or at such other address of which either party hereto shall have notified the other in writing.

Any notice to be given by FMS-WM to holders of the Notes shall be in accordance with the text of the Notes.

14. Counterparts. This Agreement may be executed in separate counterparts, and by each party separately on a separate counterpart, each such counterpart, when so executed and delivered, to be an original. Such counterparts shall together constitute but one and the same instrument.

15. Disclaimer of Liability for Consequential or Punitive Damages. None of the Agents nor FMS-WM shall be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) regardless of the cause of action.

16. Waiver of Jury Trial. EACH OF FMS-WM AND THE AGENTS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

17. Force Majeure. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of God, flood, war, terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement; it being understood that the Agents shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

FMS-WERTMANAGEMENT

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Fiscal Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Listing Agent and Luxembourg Local Agent

By:
Name:
Title:

EXHIBIT A

FORM OF DTC GLOBAL NOTE

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FMS WERTMANAGEMENT OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATED NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.

ISIN No.

Common Code No.

FMS WERTMANAGEMENT

[    ]% Notes due [    ]

No. R . . . Global Note U.S. $[            ]

FMS Wertmanagement (herein called the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, on             , 20              (the “Maturity Date”) the aggregate principal amount shown by the latest entry in the fourth column of Schedule A hereto as of the Maturity Date, which amount, together with the latest entry in the fourth column of Schedule A to the other Global Notes, if any, shall not, subject to Section 7 of the Fiscal Agency Agreement (as defined below), at any time exceed U.S. $             (             United States Dollars), in accordance with the terms and conditions (the “Conditions”), set out on the reverse hereof, of the     % Notes due on             , 20             (the “Notes”) beneficial interests in which are represented by this Global Note (the “Global Note”), upon presentation and surrender of this Global Note and to pay interest from              at the rate of     % per annum payable semi-annually in arrears on              and              in each year (each an “Interest Payment Date”), to the holders of Notes at the close of business on the date that is 15 calendar days prior to each Interest Payment Date (the “Record Date”). Interest will be calculated on the basis of a 360 day year, consisting of twelve 30 day months. The Record Date may be changed by agreement among the Issuer, the Paying Agent and all applicable securities clearing systems. The first interest payment will become due and payable on              for the period from and including              to but excluding             . The Notes will cease to bear interest from the Maturity Date unless, upon due presentation, payment of principal is improperly withheld or refused.

Payment of the principal of and interest on the Notes represented by this Global Note will be made at the offices of the Paying Agent hereinafter referred to and at the offices of such other paying agents, if any, as the Issuer shall have appointed pursuant to the Fiscal Agency Agreement. Payments to holders of the Notes in respect of principal and interest on the Notes will be made in U.S. Dollars. Payments will be subject in all cases to applicable laws and regulations. The Issuer covenants that until this Global Note has been delivered to the Registrar for cancellation, or monies sufficient to pay the principal of and interest on this Global Note have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in New York [and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, in Luxembourg for the payment of the principal of and interest on the Notes represented by this Global Note as herein provided].

The Issuer will redeem the Notes represented by this Global Note at par on the Maturity Date. The Issuer shall have the right to repurchase the Notes at any time and price in the open market or otherwise. Any Notes so repurchased may, at the Issuer’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the Fiscal Agent for cancellation.

The aggregate principal amount from time to time of the Global Note shall be the amount shown by the latest entry in the fourth column of Schedule A hereto. Schedule A hereto shall be completed by or on behalf of the Registrar upon (i) transfer of Notes as described further below or (ii) purchase and cancellation of Notes represented hereby.

Transfers of book-entry interests in the Notes represented by the Global Note from or to the account of a DTC participant to will be effected by or on behalf of the Registrar through a decrease or increase in the principal amount of the Global Note for notation on Schedule A hereto.

Cancellation of any Note represented by this Global Note which is required by the Conditions to be canceled will be effected by reduction in the principal amount of this Global Note on its presentation to or to the order of the Registrar for notation in Schedule A. Notes may only be purchased by the Issuer if (where they should be canceled in accordance with the Conditions) they are purchased together with the right to receive all future payments of interest thereon.

The Global Note may not be transferred without the prior written consent of the Issuer and except in combination and as a whole by the custodian (the “Note Depositary”) to another custodian for such Global Note or to a successor of such custodian; provided that such subsequent custodian or successor, as the case may be, expressly agrees to abide by such restrictions on transfer. The Fiscal Agent shall serve as the initial Note Depositary. No provision of the Global Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on the Notes represented by this Global Note when due in accordance with the Conditions.

The Issuer has waived against such holder and any previous holder of the Global Note all rights of set-off or counterclaim which would or might otherwise be available to it in respect of the obligations evidenced by the Global Note.

Reference is hereby made to the further provisions of this Global Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly signed by the Registrar, this Global Note shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:                     ,

FMS-WERTMANAGEMENT

By:	[—]
Name:	[—]
Title:	[—]

By:	[—]
Name:	[—]
Title:	[—]

This is a Global Note referred to in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON, as Registrar

By:	[—]
Authorized Signatory

SCHEDULE A

Principal Amount of this Global Note

Changes in the principal amount of the Global Note following (i) redemption of Notes or (ii) purchase and cancellation of Notes are entered in the second and third columns below.

Date made	Reason for change in the principal amount of this Global Note*	Amount of such change	Initial Principal Amount or Principal Amount of this Global Note following such Change	Endorsement made by or on behalf of the Registrar

*	State whether change following (1) redemption of Notes or (2) purchase and cancellation of Notes

[Reverse of Global Note]

Terms and Conditions of the Notes

1. This Note is one of a duly authorized issue of debt securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series in accordance with a Fiscal Agency Agreement, dated as of [—] (herein called the “Fiscal Agency Agreement”), between the Issuer and The Bank of New York Mellon, as fiscal agent (herein called the “Fiscal Agent”), principal paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”), and registrar (the “Registrar”). The terms Fiscal Agent, Paying Agent, Transfer Agent and Registrar shall include, where the context so requires, any successor or additional agents from time to time under the Fiscal Agency Agreement. Copies of which Fiscal Agency Agreement are on file and available for inspection at the offices of the Fiscal Agent at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286, Attention: Corporate Trust Administration, with a copy to: The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Administration [and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, at the office of the Luxembourg Local Agent at The Bank of New York Mellon (Luxembourg) S.A., Vertigo Building – Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Attention: Luxembourg Local Agent].

The obligations under the Notes constitute unsecured and unsubordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other unsecured and unsubordinated obligations of the Issuer, unless such obligations are given priority under mandatory provisions of statutory law.

2. The aggregate principal amount of the Notes is U.S. $            . The Notes are issuable in authorized denominations of U.S. $ 200,000 and any integral multiples of $1,000 in excess thereof.

3. [Fixed Rate Notes:] Interest will be paid on the Notes at the rate set forth on the face of this Note and will be payable on              and              of each year (each, an “Interest Payment Date”), subject to the Business Day Convention, as defined below. The Notes will bear interest from             , 20             and the initial interest payment will be made on             , 20        . Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months unadjusted. The Notes will mature on             , 20             (the “Maturity Date”). The Notes are not subject to any sinking fund.

If an Interest Payment Date or the Maturity Date is a day on which banking institutions are authorized or obligated by law to close in New York or in a place of payment, then payment of principal or interest need not be made on such Interest Payment Date or Maturity Date, as applicable. The Issuer may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York or in the place of payment. The payment will be made with the same force and effect as if made on the Interest Payment Date or Maturity Date and no additional interest shall accrue for the period from the Interest Payment Date or Maturity Date to the date of actual payment. Such adjustment of the Interest Payment Date or Maturity Date are referred to as the “Business Day Convention”.

[Floating Rate Notes: The Notes will bear interest on the principal amount during each [three-month] period from and including             , 20         to but excluding             , 20         and thereafter from and including each Interest Payment Date (as defined below) to but excluding the next following Interest Payment Date (each such [three-month] period, an “Interest Period”). Interest on the Notes shall be payable on each Interest Payment Date. The Interest Rate (as defined below) applicable for an Interest Period will be determined on the applicable interest determination date, which will be the second day (other than a Saturday or Sunday) on which credit institutions are open for business in London (“London Business Day”) prior to the commencement of the relevant Interest Period (the “Interest Determination Date”). The Notes will mature on             , 20         (the “Maturity Date”).

The interest payment dates for the Notes will be every             ,             ,              and             , (the “Interest Payment Dates”), subject to the Business Day Convention as defined below, with the initial payment on             , 20        . The Notes will bear interest from             , 20        . Whenever it is necessary to compute any amount of interest in respect of the Notes for any period of time, such interest shall be calculated on the basis of the actual number of days in that period divided by 360 (the “Day Count Fraction”). The Notes are not subject to any sinking fund. Registration or transfer of Notes will be effected without charge to the holders thereof.

The rate of interest applicable to the Notes will be [3-month USD-LIBOR] plus a margin of     % (the “Margin” together with [3-month USD-LIBOR], the “Interest Rate”). The [3-month USD-LIBOR] will, except as provided below, be the offered quotation (expressed as a percentage rate per annum) for deposits in U.S. dollars for that Interest Period which appears on the Screen Page (as defined below) as of 11:00 a.m. (London time) on the applicable Interest Determination Date.

The screen page will be Reuters Screen LIBOR01 Page (the “Screen Page”). If, on an Interest Determination Date, the Screen Page is not available or if no such quotation appears, [The Bank of New York Mellon] (the “Calculation Agent”) will receive from the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent after consultation with the Issuer (the “Reference Banks”) to provide a quotation of its rate at which deposits in U.S. dollars are offered by it at approximately 11:00 a.m. London time, on the applicable Interest Determination Date to prime banks in the London interbank market for a period equivalent to the Interest Period (the “Designated Maturity”) commencing on the first day of the relevant Interest Period and in an amount that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”).

If at least two quotations are provided, the rate for that Interest Period will be the arithmetic mean of the quotation. If fewer than two quotations are provided as requested, the rate for that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Issuer, at approximately 11:00 a.m. New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks for a period of the Designated Maturity commencing on the first day of the relevant Interest Period and in a Representative Amount. If the banks selected by the Issuer are not providing quotations in the manner described by the preceding sentence, the 3-month U.S. dollar LIBOR to be determined as of that Interest Determination Date shall be the 3-month U.S. dollar LIBOR in effect on that Interest Determination Date.

The Calculation Agent will, on or as soon as practicable after each time at which the Interest Rate is to be determined, determine the Interest Rate and calculate the amount of interest payable on the Notes for the relevant Interest Period (the “Interest Amount”). Each Interest Amount shall be calculated by applying the Interest Rate and the Day Count Fraction to the aggregate principal amount of the Notes and rounding the resultant figure to the nearest cent, with one half of one cent being rounded upwards.

The Calculation Agent will cause the Interest Rate, each Interest Amount for each Interest Period, each Interest Period and the relevant Interest Payment Date to be notified to the Issuer, the Paying Agent and the relevant clearing systems as set forth in the calculation agency agreement between the Calculation Agent and the Issuer to be dated             , 20        , including any amendments thereto, (the “Calculation Agency Agreement”) as soon as possible after their determination but in no event later than the London Business Day thereafter [and, if required by the rules of the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange as soon as possible after their determination, but in no event later than the first day of the relevant Interest Period]. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to [the Luxembourg Stock Exchange and] to the holders of the Notes in accordance with the notice procedures described herein.

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for these purposes by the Calculation Agent shall (in the absence of manifest error) be binding on the Issuer, the Paying Agent and the holders of the Notes.

If an Interest Payment Date is a day on which banking institutions are authorized or obligated by law to close in London, New York or in a place of payment, then payment of principal or interest need not be made on such Interest Payment Date. The Issuer may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in London, New York or in the place of payment, provided, however, that if the applicable Interest Payment Date would fall in the next succeeding calendar month, such date will be the immediately preceding day that is not a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment. If any such Interest Payment Date is postponed or brought forward as described above, the Interest Amount will be adjusted accordingly and the holders of the Notes will be entitled to more or less interest, respectively. If the Maturity Date for payment of principal and interest is a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment, such payment will not be made until the next following day that is not a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment, and no further interest shall be paid in respect of the delay in such payment. Such adjustment of the Interest Payment Date or Maturity Date are referred to as the “Business Day Convention”.]

4. The Issuer shall pay to the Paying Agent, on or prior to each Interest Payment Date and the Maturity Date (subject to (b) below), such amounts as are sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on, and the principal of the Notes due and payable on such Interest

Payment Date, or Maturity Date, as the case may be. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The Paying Agent shall apply the amounts so paid to it to the payment of such interest, and principal in accordance with the terms of the Notes. Any monies paid by the Issuer to the Paying Agent or any paying agent for the payment of the principal of (or premium, if any, on) or interest, respectively, on any Notes that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the Issuer upon its written request. Upon such repayment all liability of the Fiscal Agent and any paying agent with respect to such monies shall cease. Any obligation the Issuer may have to pay the principal of (or premium, if any, on) such Notes shall terminate at the end of ten years after such principal shall have become due and payable. Any obligation the Issuer may have to pay interest on such Notes shall terminate at the end of five years after such interest shall have become due and payable.

5. All payments of principal of and interest on the Notes shall be subject to any fiscal or other laws and regulations applicable thereto. Consequently, neither the Issuer nor any Paying Agent will make any additional payment as a result of possible withholding or deduction for taxes in respect of any payment under or in connection with the Notes pursuant to any such law and/or regulations. Neither the Issuer nor any Paying Agent shall be liable to any holder of Notes or other person for commissions, costs, losses, or expenses in relation to or resulting from such payments.

6. All notices to the holders of Notes will be published in a daily English language newspaper of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any Notes are represented by Global Notes, notices may be given by delivery of the relevant notice to DTC by the Issuer or the Fiscal Agent for communication by DTC to its participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by the Issuer with general circulation in the respective market regions. In addition, so long as any of the Notes are listed on the [Luxembourg Stock Exchange] and the rules of that Exchange so require, such Notices will be published on the website of the [Luxembourg Stock Exchange] at [http://www.bourse.lu]. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

7. If (a) the Issuer shall default in any payment of the principal of or interest on any of the Notes and such default shall not be cured by payment thereof within 30 days from the relevant due date, or (b) the Issuer fails to duly perform any other obligation arising from the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 30 days after the Fiscal Agent has received notice thereof from a holder, or (c) the Issuer announces its inability to meet its financial obligations or ceases its payments on any of the Notes, or (d) a court opens insolvency proceedings against the Issuer or the Issuer applies for or institutes such proceedings or offers or makes an arrangement for the benefit of its creditors generally, or (e) the Issuer goes into liquidation, unless such liquidation is in connection with a merger, or other form of combination with another company and which company assumes all obligations contracted by the Issuer, as the case may be, in connection with the Notes, or (f) any governmental or administrative order, decree or enactment shall be made in or by the Federal Republic of Germany whereby the Issuer is prevented from observing and performing in full its obligations as set forth herein and such situation is not cured within 90 days, or (g) the loss compensation obligation of the German Financial Market Stabilization Fund (Sonderfonds für Finanzmarktstabilisierung, “SoFFin”) with respect to the obligations of the Issuer (including these Notes) ceases to exist or SoFFin does not compensate for the losses of the Issuer in due course, then, in any such case, any holder of the Notes may declare the principal and any accrued interest on the Notes held by it to be due and demand redemption thereof at the Early Redemption Amount (as such term is defined below), together with accrued interest (if any) to the date of repayment, payable immediately by means of a written declaration in the German or English language delivered to the office of the Fiscal Agent at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286, Attention: Corporate Trust Administration, with a copy to: The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Administration, together with the proof that such holder at the time of such notice is a holder of the Notes, unless prior to receipt of such notice by the Fiscal Agent, all events of default in respect of the Notes are cured.

For purposes of determining the Early Redemption Amount in case of acceleration of maturity as a result of an event of default, the following definitions are applicable.

“Early Redemption Amount” of the Notes will be sum of the Reference Price of the Notes and the product of the Amortization Yield (in %) and the Reference Price from (and including) the issue date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which the notes become due and payable, whereby the Amortization Yield will be compounded annually.

“Reference Price” means [—].

“Amortization Yield” means [—]%.

8. The holders of Notes of a series may agree with the Issuer (i) on amendments of the terms or conditions contained in the Notes of such series which do not relate to any of the matters listed under (ii) upon the affirmative vote by the holders of Notes of such series representing not less than 50% in aggregate principal amount of the Notes of such series then outstanding; and (ii) on amendments of the terms and conditions of the Notes of such series which relate to the matters listed below under (a) through (i) upon the affirmative vote by the holders of Notes of such series representing not less than 75% in aggregate principal amount of the Notes of such series then outstanding: (a) changes in the due date for the payment of interest or reduction or elimination of the interest rate on the Notes of such series; (b) changes in the due date for the payment of the principal on the Notes of such series; (c) reduction of the principal amount on the Notes of such series; (d) subordination of outstanding amounts payable under the Notes of such series in insolvency proceedings of the Issuer; (e) conversion or exchange of the Notes of such series into equity securities or other types of securities of the Issuer; (f) exchange and release of collateral on the Notes of such series, if any; (g) change in the currency of the Notes of such series; (h) waiver of or limitations on termination rights of the holders of Notes of such series; and (i) substitution of the Issuer. Such resolutions voted by the applicable majority of the holders of Notes of a series shall be binding on all holders of Notes of such series. Amendments made to the terms or conditions contained in the Notes of a series which do not provide for identical conditions for all holders of Notes of such series shall be void, unless the disadvantaged holders of Notes of such series have given an express consent to such unequal conditions. Notwithstanding the foregoing, the Issuer and the Fiscal Agent may, without the vote or consent of any holder of Notes, amend the Fiscal Agency Agreement and the Notes for the purpose of (a) adding to the covenants of the Issuer for the benefit of the holders of the Notes, (b) surrendering any right or power conferred upon the Issuer, (c) securing the Notes pursuant to the requirements of the Notes or otherwise, (d) curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or (e) amending the Fiscal Agency Agreement or the Notes of any series for any purpose that the Issuer may consider necessary or desirable that does not adversely affect the interests of the holders of the Notes of that series in any material respect.

9. No reference herein to the Fiscal Agency Agreement and no provision of this Note or of the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

10. This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing the Issuer’s authorization of any Notes shall be governed by the laws of the Federal Republic of Germany.

As more fully set forth in the Fiscal Agency Agreement, the Issuer has appointed Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036 as its authorized agent upon which process may be served in any action based on the Notes (other than actions brought under the United States Federal securities laws) which may be instituted in any State or Federal court in The City and State of New York by the holder of a Note. The Issuer irrevocably waives any immunity to which it might otherwise be entitled in any action arising out of or based upon the Notes brought in any State or Federal court in The City and State of New York.

The Issuer is also subject to suit in competent courts in the Federal Republic of Germany to the extent permitted by the laws of the Federal Republic of Germany.